Supplement to Prospectus Supplement Dated May 23, 2007
(To Prospectus Dated April 17, 2007)

Washington Mutual Mortgage Pass-Through
Certificates, WMALT Series 2007-4

WaMu Asset Acceptance Corp.
Depositor

Washington Mutual Mortgage Securities Corp.
Sponsor

Washington Mutual Bank
Servicer

$390,678,089
(Approximate)

Appendix C is amended and restated in its entirety as follows:

APPENDIX C

Available Exchanges of Exchangeable Certificates

Exchangeable Certificates may be exchanged for other related Exchangeable Certificates only in proportions, expressed in terms of Original Face Amount (as defined below), equal to those shown in this Appendix C.

If, as a result of a proposed exchange, a certificateholder would hold an Exchangeable Certificate of a class in an Original Face Amount of less than the applicable minimum denomination for that class, the certificateholder will be unable to effect the proposed exchange. See “Description of the Certificates—General” in this prospectus supplement.

The “Original Face Amount” of any Exchangeable Certificate for any date of exchange will equal the original Certificate Principal Balance of such Certificate on the Closing Date, assuming for this purpose that such Certificate were outstanding on the Closing Date (even if it was not in fact outstanding on the Closing Date).

Available Exchanges of the Subgroup 1-1 Exchangeable Certificates

At all times, the Class 1-A-1, Class 1-A-7, Class 1-A-8, Class 1-A-9, Class 1-A-10, Class 1-A-11 and Class 1-A-12 Certificates, in the aggregate, will receive interest at 5.500%, and will, on the Closing Date, have an initial aggregate principal balance of $91,435,000. Whichever of these certificates is outstanding at any given time will receive interest pro rata and principal in the order described in “—Distributions of Principal—Group 1 Certificate Principal Distributions—Subgroup 1-1 Certificate Principal Distributions—Subgroup 1-1 Senior Principal Distribution Amount” in this prospectus supplement.

Classes of Exchangeable Certificates to be Exchanged			Related Classes of Exchangeable Certificates to be Received
Classes of Exchangeable Certificates to be Exchanged	Maximum Original Certificate Balance	Annual Certificate Interest Rate	Related Classes of Exchangeable Certificates to be Received	Maximum Original Certificate Balance	Annual Certificate Interest Rate
Exchange 1(1)
Class 1-A-8	$82,291,500	5.500%	Class 1-A-9	$70,622,300	5.500%
			Class 1-A-10	$11,669,200	5.500%
Exchange 2(2)
Class 1-A-8	$82,291,500	5.500%	Class 1-A-11	$75,895,400	5.500%
			Class 1-A-12	$6,396,100	5.500%
Exchange 3(3)
Class 1-A-7	$9,143,500	5.500%	Class 1-A-1	$91,435,000	5.500%
Class 1-A-8	$82,291,500	5.500%

(1)

The Class 1-A-8 Certificates of any Certificate Principal Balance may be exchanged for Class 1-A-9 and Class 1-A-10 Certificates where the Original Face Amounts of the Class 1-A-9 and Class 1-A-10 Certificates to be received will be in the proportions 70,622,300 to 11,669,200, and the aggregate principal balance of the Class 1-A-9 and Class 1-A-10 Certificates to be received will equal the principal balance of the Class 1-A-8 Certificates exchanged. The Class 1-A-9 and Class 1-A-10 Certificates of any Certificate Principal Balance (provided, however, that the relative proportions of the Original Face Amounts of the Class 1-A-9 and Class 1-A-10 Certificates exchanged must be exactly 70,622,300 to 11,669,200) may likewise be exchanged for Class 1-A-8 Certificates of the combined Certificate Principal Balance of the Class 1-A-9 and Class 1-A-10 Certificates exchanged.

(2)

The Class 1-A-8 Certificates of any Certificate Principal Balance may be exchanged for Class 1-A-11 and Class 1-A-12 Certificates where the Original Face Amounts of the Class 1-A-11 and Class 1-A-12 Certificates to be received will be in the proportions 75,895,400 to 6,396,100, and the aggregate principal balance of the Class 1-A-11 and Class 1-A-12 Certificates to be received will equal the principal balance of the Class 1-A-8 Certificates exchanged. The Class 1-A-11 and Class 1-A-12 Certificates of any Certificate Principal Balance (provided, however, that the relative proportions of the Original Face Amounts of the Class 1-A-11 and Class 1-A-12 Certificates exchanged must be exactly 75,895,400 to 6,396,100) may likewise be exchanged for Class 1-A-8 Certificates of the combined Certificate Principal Balance of the Class 1-A-11 and Class 1-A-12 Certificates exchanged.

(3)

The Class 1-A-7 and Class 1-A-8 Certificates of any Certificate Principal Balance (provided, however, that the relative proportions of the Original Face Amounts of the Class 1-A-7 and Class 1-A-8 Certificates exchanged must be exactly 9,143,500 to 82,291,500) may be exchanged for Class 1-A-1 Certificates of the combined Certificate Principal Balance of the Class 1-A-7 and Class 1-A-8 Certificates exchanged. The Class 1-A-1 Certificates of any Certificate Principal Balance may likewise be exchanged for Class 1-A-7 and Class 1-A-8 Certificates where the Original Face Amounts of the Class 1-A-7 and Class 1-A-8 Certificates to be received will be in the proportions 9,143,500 to 82,291,500, and the aggregate principal balance of the Class 1-A-7 and Class 1-A-8 Certificates to be received will equal the principal balance of the Class 1-A-1 Certificates exchanged.

Available Exchanges of the Subgroup 1-2 Exchangeable Certificates

At all times, the Class 1-A-3, Class 1-A-4 and Class 1-A-13 Certificates, in the aggregate, will receive interest at 6.000%, and will, on the Closing Date, have an initial aggregate principal balance of $191,672,100. Whichever of these certificates is outstanding at any given time will receive interest pro rata and principal pro rata.

Classes of Exchangeable Certificates to be Exchanged			Related Classes of Exchangeable Certificates to be Received
Classes of Exchangeable Certificates to be Exchanged	Maximum Original Certificate Balance	Annual Certificate Interest Rate	Related Classes of Exchangeable Certificates to be Received	Maximum Original Certificate Balance	Annual Certificate Interest Rate
Exchange 1(1)
Class 1-A-3	$180,842,600	6.000%	Class 1-A-13	$191,672,100	6.000%
Class 1-A-4	$10,829,500	6.000%

(1)

The Class 1-A-3 and Class 1-A-4 Certificates of any Certificate Principal Balance (provided, however, that the relative proportions of the Original Face Amounts of the Class 1-A-3 and Class 1-A-4 Certificates exchanged must be exactly 180,842,600 to 10,829,500) may be exchanged for Class 1-A-13 Certificates of the combined Certificate Principal Balance of the Class 1-A-3 and Class 1-A-4 Certificates exchanged. The Class 1-A-13 Certificates of any Certificate Principal Balance may likewise be exchanged for Class 1-A-3 and Class 1-A-4 Certificates where the Original Face Amounts of the Class 1-A-3 and Class 1-A- 4 Certificates to be received will be in the proportions 180,842,600 to 10,829,500, and the aggregate principal balance of the Class 1-A-3 and Class 1-A-4 Certificates to be received will equal the principal balance of the Class 1-A-13 Certificates exchanged.

Available Exchanges of the Group 2 Exchangeable Certificates

At all times, the Class 2-A-1, Class 2-A-2 and Class 2-A-4 Certificates, in the aggregate, will receive interest at 5.500%, and will, on the Closing Date, have an initial aggregate principal balance of 27,010,400. Whichever of these certificates is outstanding at any given time will receive interest pro rata and principal in the order described in “—Distributions of Principal—Group 2 Certificate Principal Distributions—Group 2 Senior Principal Distribution Amount” in this prospectus supplement.

Classes of Exchangeable Certificates to be Exchanged			Related Classes of Exchangeable Certificates to be Received
Classes of Exchangeable Certificates to be Exchanged	Maximum Original Certificate Balance	Annual Certificate Interest Rate	Related Classes of Exchangeable Certificates to be Received	Maximum Original Certificate Balance	Annual Certificate Interest Rate
Exchange 1(1)
Class 2-A-1	$8,543,400	5.500%	Class 2-A-4	$27,010,400	5.500%
Class 2-A-2	$18,467,000	5.500%

(1)	The Class 2-A-1 and Class 2-A-2 Certificates of any Certificate Principal Balance (provided, however, that the relative proportions of the Original Face Amounts of the Class 2-A-1 and Class 2-A-2 Certificates exchanged must be exactly 8,543,400 to 18,467,000) may be exchanged for Class 2-A-4 Certificates of the combined Certificate Principal Balance of the Class 2-A-1 and Class 2-A-2 Certificates exchanged. The Class 2-A-4 Certificates of any Certificate Principal Balance may likewise be exchanged for Class 2-A-1 and Class 2-A-2 Certificates where the Original Face Amounts of the Class 2-A-1 and Class 2-A-2 Certificates to be received will be in the proportions 8,543,400 to 18,467,000, and the aggregate principal balance of the Class 2-A-1 and Class 2-A-2 Certificates to be received will equal the principal balance of the Class 2-A-4 Certificates exchanged.

The date of this Supplement is June 4, 2007.